Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 10, 2014 with respect to the audited consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended June 28, 2014 of PMFG, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

December 12, 2014